Exhibit 99.1

TKB Critical Technologies 1 Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing December 17, 2021

EL SEGUNDO, CALIFORNIA, December 16, 2021 — TKB Critical Technologies 1 (NASDAQ: USCTU) (the “Company”) announced that, commencing December 17, 2021, holders of the 23,000,000 units sold in the Company’s initial public offering, including the 3,000,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option, may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on the Nasdaq Global Market (the “Nasdaq”) under the symbol “USCTU,” and the separated Class A ordinary shares and warrants are expected to trade on the Nasdaq under the symbols “USCT” and “USCTW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Jefferies LLC acted as sole book-running manager and JMP Securities LLC acted as lead manager for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 26, 2021.

The offering was made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained from Jefferies LLC at Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TKB Critical Technologies 1

TKB Critical Technologies 1 is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any industry, sector or geographic region, the Company intends to concentrate its efforts on identifying businesses that provide critical technologies in the industrial base supply chain recognized by the United States Government to maintain technological leadership, national security, and supply chain independence. Such vital technologies include, but are not limited to, advanced manufacturing, industrial software, data security, financial technology, wireless communication equipment, microelectronics, automation, artificial intelligence, energy storage, power management, robotics, and the internet of things.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into Class A ordinary shares and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor/Media Relations:

IR@tkbtech.com

Company Contact:

Angela Blatteis, Co-Chief Executive Officer and Chief Financial Officer:

ablatteis@tkbtech.com